EXHIBIT 99.1

Worthington Reports Second Quarter Fiscal 2018 Results

COLUMBUS, Ohio, Dec. 19, 2017 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE:WOR) today reported net sales of $871.3 million and net earnings of $39.4 million, or $0.62 per diluted share, for its fiscal 2018 second quarter ended November 30, 2017.  Net earnings in the quarter included pre-tax impairment charges of $8.3 million and a net pre-tax restructuring gain of $9.7 million, which combined to increase earnings per diluted share by $0.01.  Results for the current quarter also included a charge of $3.6 million within equity income to reflect a new cost-sharing agreement at the Worthington Armstrong Venture (WAVE) joint venture, which required an adjustment for the period covering January 1, 2017 to August 31, 2017.  The after-tax impact of this item reduced earnings per diluted share by $0.04 in the quarter.  In the second quarter of fiscal 2017, the Company reported net sales of $727.8 million and net earnings of $46.6 million, or $0.72 per diluted share.  Net earnings in the second quarter of fiscal 2017 included pre-tax restructuring charges totaling $3.3 million, which reduced earnings per diluted share by $0.03.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	2Q 2018	1Q 2018	2Q 2017	6M 2018	6M 2017
Net sales	$871.3	$848.2	$727.8	$1,719.5	$1,465.3
Operating income	52.1	42.2	43.0	94.3	107.9
Equity income	16.4	27.3	27.1	43.8	61.7
Net earnings	39.4	45.5	46.6	84.9	112.1
Earnings per diluted share	$0.62	$0.70	$0.72	$1.33	$1.74

“We had the second best, second quarter results in our history,” said John McConnell, Chairman and CEO of Worthington Industries.  “We saw improvement in our Pressure Cylinders segment, with especially strong results in consumer product volumes driven by our 14 and 16 oz. camping cylinders and solid earnings from our Amtrol acquisition.  Lower toll volumes in Steel Processing and lower equity income from our joint ventures led to a decline from the year ago quarter.  We also had a charge at WAVE for parent company allocations.”  McConnell added, “All in all, most of the markets we serve were steady.”

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2018 were $871.3 million, up 20% over the comparable quarter in the prior year, when net sales were $727.8 million. The increase was driven by contributions from the June 2, 2017 acquisition of Amtrol, higher overall volumes in Pressure Cylinders, and higher average direct selling prices in Steel Processing.

Gross margin increased $17.3 million over the prior year quarter to $140.1 million on contributions from the Amtrol acquisition and higher overall volumes in Pressure Cylinders, partially offset by lower direct spreads in Steel Processing.

Operating income for the current quarter was $52.1 million, an increase of $9.0 million over the prior year quarter.  The increase was driven by higher gross margin and lower combined impairment and restructuring charges, partially offset by higher SG&A expense, up $12.9 million, due primarily to the Amtrol acquisition.

Interest expense was $10.0 million for the current quarter, compared to $7.7 million in the prior year quarter.  The increase was due primarily to the July 2017 issuance of $200.0 million of 4.3% senior unsecured notes due August 1, 2032.

Equity income from unconsolidated joint ventures decreased $10.7 million from the prior year quarter to $16.4 million on lower contributions from WAVE, ClarkDietrich and ArtiFlex.  WAVE’s contribution to equity income was $5.0 million lower than the prior year quarter due primarily to an increase in allocated costs resulting from a new cost-sharing agreement between the joint venture and its partners, which required an adjustment of $3.6 million to equity income for the period covering January 1, 2017 to August 31, 2017.  The Company’s portion of allocated costs for the period covering the current quarter were approximately $1.3 million, but this run rate is expected to decline 40 to 50% once the sale of the international business closes in 2018.  The majority of the increase in allocated costs were from the joint venture partner and therefore are not offset elsewhere in the Company’s results.  ClarkDietrich’s contribution to equity income was $3.9 million lower than the prior year quarter as higher steel prices compressed margins. ArtiFlex’s equity income was $1.3 million below the prior year quarter, primarily due to a decline in its offload business. The Company received cash distributions of $19.4 million from unconsolidated joint ventures during the quarter for a total of $38.9 million year-to-date for fiscal 2018, a cash conversion rate of 89% on equity income.

Income tax expense was $18.2 million in the current quarter compared to $13.5 million in the prior year quarter.  The increase was due primarily to favorable discrete tax adjustments booked in the prior year quarter. Tax expense in the current quarter reflects an estimated annual effective rate of 30.0% compared to 28.5% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $780.7 million, up $0.1 million from August 31, 2017.  The Company had $122.2 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $538.4 million, up 6%, or $29.6 million, over the comparable prior year quarter driven by higher average direct selling prices, partially offset by lower tolling volume due primarily to declines at certain consolidated joint ventures.  Operating income of $41.1 million was $5.7 million higher than the prior year quarter driven by a net gain of $10.6 million related to the sale of the legacy real estate of the Company’s former stainless steel business, PSM, partially offset by lower direct spreads and lower tolling volume.  Inventory holding gains were negligible in both the current and prior year quarters.  The mix of direct versus toll tons processed was 57% to 43% in the current quarter, compared to 49% to 51% in the prior year quarter.

Pressure Cylinders’ net sales totaled $300.9 million, up 55%, or $106.2 million, over the comparable prior year quarter due to contributions from the Amtrol acquisition and higher volumes across the legacy consumer and industrial products businesses and in the oil & gas equipment business.  Operating income of $24.7 million was $13.4 million higher than the prior year quarter driven by improvements in the legacy consumer and industrial products businesses and contributions from the Amtrol acquisition.  Improvements in the oil & gas equipment business were largely offset by a decline in the alternative fuels business.

Engineered Cabs’ net sales totaled $30.4 million, up $7.9 million, or 35%, over the prior year quarter on higher volume.  The operating loss of $1.6 million was $1.8 million less than the prior year quarter due to the favorable impact of higher volume.

The “Other” category includes the energy innovations business, as well as non-allocated corporate expenses.  Net sales in the “Other” category were $1.6 million, a decrease of $0.2 million from the prior year quarter on lower volume in the energy innovations business.  The operating loss of $12.2 million for the quarter was driven by an impairment charge of $7.3 million in the energy innovations business related to its goodwill and intangible assets, and an increase in non-allocated corporate expenses.

Recent Business Developments

  On June 2, 2017, the Company acquired Amtrol, a leading manufacturer of pressure cylinders and water system tanks with operations in the U.S. and Europe.  The total purchase price was $291.9 million after adjusting for final working capital.  The acquisition was funded primarily with cash on hand.  The net assets became part of the Company’s Pressure Cylinders operating segment at closing, with the well water and expansion tank operations aligning under the consumer product business and the refrigerant, liquid propane, and industrial and specialty gas operations aligning under the industrial products business.

  On July 28, 2017, the Company completed a public offering of $200.0 million aggregate principal amount of senior unsecured notes.  The notes bear interest at a rate of 4.3% and mature on August 1, 2032.

  On November 20, 2017, the Company announced that its WAVE joint venture, had agreed to sell its business and operations in Europe, the Middle East, Africa and Asia, to Knauf Group, a family-owned manufacturer of building materials headquartered in Germany.  Worthington expects to realize proceeds of approximately $45 million for its 50% share of the WAVE operations being sold.  The transaction is subject to regulatory approvals and other customary closing conditions and is anticipated to close in the middle of calendar 2018.

  During the second fiscal quarter, the Company repurchased a total of 1,500,000 common shares for $67.4 million at an average price of $44.97.

Outlook

“The Company is performing well with strong volumes from the heavy truck and agriculture markets, and improvements in Pressure Cylinders, where we are seeing strong consumer product volumes and increasing demand in the oil and gas business,” McConnell said.  “The repositioning of Engineered Cabs to attract new customers is resulting in increasing sales and we anticipate WAVE to continue to deliver excellent results as it focuses on its North America growth strategy with the pending sale of the international business.”

Conference Call

Worthington will review fiscal 2018 second quarter results during its quarterly conference call on December 19, 2017 at 2:30 p.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2017 fiscal year sales of $3.0 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gases and for cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through unconsolidated joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 85 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts and the ability to improve performance and competitive position at our operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to successfully integrate AMTROL and the expected benefits, costs and results from the acquisition of AMTROL; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the anticipated impact of the pending sale of WAVE international; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; the successful completion of the single, integrated sale of the Armstrong World Industries international business and WAVE international; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; the impact of U.S. tax reform legislation;  cyber security risks; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2017.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Net sales	$871,266	$727,780	$1,719,503	$1,465,329
Cost of goods sold	731,187	604,977	1,446,646	1,195,244
Gross margin	140,079	122,803	272,857	270,085
Selling, general and administrative expense	89,425	76,487	177,674	157,543
Impairment of goodwill and long-lived assets	8,289	-	8,289	-
Restructuring and other expense (income), net	(9,694)	3,272	(7,390)	4,600
Operating income	52,059	43,044	94,284	107,942
Other income (expense):
Miscellaneous income, net	1,321	872	1,669	1,735
Interest expense	(10,038)	(7,658)	(18,845)	(15,528)
Equity in net income of unconsolidated affiliates	16,445	27,124	43,751	61,668
Earnings before income taxes	59,787	63,382	120,859	155,817
Income tax expense	18,165	13,515	31,163	37,414
Net earnings	41,622	49,867	89,696	118,403
Net earnings attributable to noncontrolling interests	2,219	3,302	4,759	6,271
Net earnings attributable to controlling interest	$39,403	$46,565	$84,937	$112,132

Basic
Average common shares outstanding	61,503	62,348	61,976	62,115
Earnings per share attributable to controlling interest	$0.64	$0.75	$1.37	$1.81

Diluted
Average common shares outstanding	63,468	64,725	64,044	64,599
Earnings per share attributable to controlling interest	$0.62	$0.72	$1.33	$1.74

Common shares outstanding at end of period	60,755	62,562	60,755	62,562

Cash dividends declared per share	$0.21	$0.20	$0.42	$0.40

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$122,214	$278,081
Receivables, less allowances of $3,127 and $3,444 at November 30, 2017
and May 31, 2017, respectively	507,704	486,730
Inventories:
Raw materials	228,568	185,001
Work in process	108,260	95,630
Finished products	79,180	73,303
Total inventories	416,008	353,934
Income taxes receivable	10,858	7,164
Assets held for sale	3,740	9,654
Prepaid expenses and other current assets	51,204	55,406
Total current assets	1,111,728	1,190,969
Investments in unconsolidated affiliates	213,814	208,591
Goodwill	350,117	247,673
Other intangible assets, net of accumulated amortization of $71,580 and
$63,134 at November 30, 2017 and May 31, 2017, respectively	239,934	82,781
Other assets	28,369	24,841
Property, plant and equipment:
Land	27,381	22,077
Buildings and improvements	311,685	297,951
Machinery and equipment	1,035,787	961,542
Construction in progress	34,015	27,616
Total property, plant and equipment	1,408,868	1,309,186
Less: accumulated depreciation	781,117	738,697
Total property, plant and equipment, net	627,751	570,489
Total assets	$2,571,713	$2,325,344

Liabilities and equity
Current liabilities:
Accounts payable	$363,032	$368,071
Short-term borrowings	723	123
Accrued compensation, contributions to employee benefit plans and
related taxes	74,404	86,201
Dividends payable	13,815	13,698
Other accrued items	59,255	41,551
Income taxes payable	2,027	4,448
Current maturities of long-term debt	13,193	6,691
Total current liabilities	526,449	520,783
Other liabilities	68,672	61,498
Distributions in excess of investment in unconsolidated affiliate	61,085	63,038
Long-term debt	766,737	571,796
Deferred income taxes, net	105,987	34,300
Total liabilities	1,528,930	1,251,415
Shareholders' equity - controlling interest	919,287	951,635
Noncontrolling interests	123,496	122,294
Total equity	1,042,783	1,073,929
Total liabilities and equity	$2,571,713	$2,325,344

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Operating activities:
Net earnings	$41,622	$49,867	$89,696	$118,403
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	26,283	21,645	51,648	43,476
Impairment of goodwill and long-lived assets	8,289	-	8,289	-
Provision for (benefit from) deferred income taxes	(583)	2,316	7,351	2,336
Bad debt (income) expense	41	232	(21)	151
Equity in net income of unconsolidated affiliates, net of distributions	2,952	(2,824)	(4,803)	1,074
Net (gain) loss on assets	(10,680)	(2,912)	(9,255)	1,484
Stock-based compensation	3,787	3,824	7,194	6,960
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(46,097)	(7,156)	16,581	9,798
Inventories	9,871	31,875	(24,825)	(18,523)
Prepaid expenses and other current assets	3,622	(1,737)	4,765	5,425
Other assets	(626)	1,165	(976)	2,411
Accounts payable and accrued expenses	(21,577)	(65,946)	(48,368)	(22,885)
Other liabilities	2,478	950	5,461	2,094
Net cash provided by operating activities	19,382	31,299	102,737	152,204

Investing activities:
Investment in property, plant and equipment	(23,678)	(14,730)	(41,691)	(31,046)
Acquisitions, net of cash acquired	(523)	-	(285,028)	-
Proceeds from sale of assets	16,312	799	16,739	956
Net cash used by investing activities	(7,889)	(13,931)	(309,980)	(30,090)

Financing activities:
Net proceeds from (repayments of) short-term borrowings	302	(1,037)	600	(2,154)
Proceeds from long-term debt, net of issuance costs	(594)	-	197,685	-
Principal payments on long-term debt	(220)	(218)	(439)	(437)
Proceeds from issuance of common shares, net of tax withholdings	(722)	(2,849)	(3,996)	2,972
Payments to noncontrolling interests	(3,196)	(6,781)	(3,916)	(6,781)
Repurchase of common shares	(67,448)	-	(112,524)	-
Dividends paid	(13,256)	(12,828)	(26,034)	(24,722)
Net cash provided (used) by financing activities	(85,134)	(23,713)	51,376	(31,122)

Increase (decrease) in cash and cash equivalents	(73,641)	(6,345)	(155,867)	90,992
Cash and cash equivalents at beginning of period	195,855	181,525	278,081	84,188
Cash and cash equivalents at end of period	$122,214	$175,180	$122,214	$175,180

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Volume:
Steel Processing (tons)	921,961	1,020,147	1,890,291	2,051,645
Pressure Cylinders (units)	23,321,823	16,308,448	43,763,099	35,224,326

Net sales:
Steel Processing	$538,390	$508,806	$1,081,881	$1,014,480
Pressure Cylinders	300,862	194,661	570,673	399,870
Engineered Cabs	30,404	22,463	62,350	48,044
Other	1,610	1,850	4,599	2,935
Total net sales	$871,266	$727,780	$1,719,503	$1,465,329

Material cost:
Steel Processing	$380,328	$338,988	$759,548	$651,703
Pressure Cylinders	129,981	76,302	250,612	159,230
Engineered Cabs	14,934	10,173	29,151	21,420

Selling, general and administrative expense:
Steel Processing	$33,543	$35,806	$70,071	$72,688
Pressure Cylinders	46,312	35,530	91,780	72,520
Engineered Cabs	4,233	3,669	8,502	7,620
Other	5,337	1,482	7,321	4,715
Total selling, general and administrative expense	$89,425	$76,487	$177,674	$157,543

Operating income (loss):
Steel Processing	$41,130	$35,448	$74,002	$90,230
Pressure Cylinders	24,675	11,304	35,133	25,409
Engineered Cabs	(1,587)	(3,381)	(1,948)	(5,224)
Other	(12,159)	(327)	(12,903)	(2,473)
Total operating income	$52,059	$43,044	$94,284	$107,942

Equity income (loss) by unconsolidated affiliate:
WAVE	$13,729	$18,720	$35,957	$39,466
ClarkDietrich	374	4,262	1,081	12,929
Serviacero	1,514	2,039	4,488	3,991
ArtiFlex	865	2,134	2,348	5,027
Other	(37)	(31)	(123)	255
Total equity income	$16,445	$27,124	$43,751	$61,668

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Volume (units):
Consumer products	19,498,496	14,330,955	35,852,923	30,477,672
Industrial products	3,707,829	1,842,869	7,684,119	4,475,212
Alternative fuels	114,779	134,190	224,635	270,252
Oil & gas equipment	719	434	1,422	1,190
Total Pressure Cylinders	23,321,823	16,308,448	43,763,099	35,224,326

Net sales:
Consumer products	$123,236	$75,130	$231,917	$156,931
Industrial products	126,421	79,173	239,435	158,358
Alternative fuels	25,986	29,170	49,665	58,932
Oil & gas equipment	25,219	11,188	49,656	25,649
Total Pressure Cylinders	$300,862	$194,661	$570,673	$399,870

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	964	-	964	-
Engineered Cabs	-	-	-	-
Other	7,325	-	7,325	-
Total impairment of goodwill and long-lived assets	$8,289	$-	$8,289	$-

Restructuring and other expense (income), net:
Steel Processing	$(10,335)	$318	$(10,056)	$1,284
Pressure Cylinders	488	1,963	2,365	2,109
Engineered Cabs	(82)	1,004	(78)	1,210
Other	235	(13)	379	(3)
Total restructuring and other expense (income), net	$(9,694)	$3,272	$(7,390)	$4,600

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com